Minuta

07.02.2005

AGREEMENT FOR BDRs ISSUANCE AND REGISTRY SERVICE PROVISION

ITAÚ CORRETORA DE VALORES S.A., main office located at Avenida Brigadeiro Faria Lima, São Paulo, SP, CNPJ nº (“ITAUCOR”);

TGLT S.A., open company constituted under the laws of Argentina, main office in Scalabrini Ortiz 3333, 1er piso, Ciudad de Buenos Aires, Argentina, CNPJ nº 14.212.464/0001-76 (“CUSTOMER”).

Considering that:

(a)

ITAUCOR is a financial institution, qualified and authorized by Brazilian Central Bank and by the Securities and Exchange Commission - Comissão de Valores Mobiliários (“CVM”) to provide Brazilian Depository Receipts (BDRs), Issuance and Registry Services in line with the article Nbr. 43 of Act Nbr. 6.404, of December 15, 1.976 (“LSA”)

(b)

ITAUCOR is a financial institution qualified and authorized by CVM to provide Brazilian Depository Receipts Issuance and Registry services in line with LSA article # 54, paragraph # 2.

(c)

The CUSTOMER intends to Issue Depository Receipts called Brazilian Depository Receipts (“BDR” or “BDRs”), each one representative of 5 CUSTOMER registered Issued shares (DR or Securities);

(d)

The CUSTOMER is willing to contract BDRs Issuance and registry services from ITAUCOR as well as other services, inherent to institutions which are depository of such Securities;

(e)

The CUSTOMER herby declares to know the Operation Regulations of the BOLSA DE VALORES, MERCADORIAS E FUTUROS (“BM&FBOVESPA”) and the agreement made between BM&FBOVESPA and ITAUCOR, in order to make the service provision stated on this agreement feasible;

(f)

The CUSTOMER hereby declares to be responsible for the decision to contract ITAUCOR as his BDRs Issuance and registry agent;

(g)

The BDR Issuance (BDRs Program) is dependent on the fulfillment of the statements in this agreement, specially the previous DR value deposit, to be made by their holders in Banco Itaú Argentina S.A., which is the foreign DR custodian whose main office is located at the Cerrito 740, Ciudad de Buenos Aires, Argentina, (“CUSTODIAN”);

The parties agree as follows.

1. OBJECT

1.1. ITAUCOR will provide services, in Brazil, for the BDR holders, representative of the Securities, Issued by the CUSTOMER. These services are BDRs Issuance, registry and Cancellation, and the conduction of BDRs programs.

1.2. In addition to the above mentioned services, ITAUCOR will provide the necessary services to the BDRs holders for, whenever possible, assure their essential rights, stated on this agreement, among which, the voting and the preference, profit share payment, DR or money bonuses, DR grouping and deployment realized abroad.

1.3. A full list of the services to be provided by ITAUCOR can be seen on Annex I.

2. COMMUNICATION BETWEEN THE PARTIES

2.1. The Oral and Written communication between ITAUCOR and the CUSTOMER will be exclusively made by people indicated and authorized by them, in written form (“Authorized Persons”), as per an authorization-letter which the model can be seen on Annex II.

2.2. The parties may utilize SWIFT, fax-simile, email, letter, or electronic report, as far as they are originated by Authorized Persons.

2.3. The parties may, at any time, change the Authorized Persons or their information, by simply sending a new authorization-letter, on the same terms of the authorization letter model on the Annex II. The authorization-letter must be received by the addressee at least 1 (one) working day before the changing effective date.

2.4. The parties will keep records and mailing from their representatives, regarding the accomplishment of this agreement.

3. BDRs CHARACTERISTICS

3.1. FORM – The BDRs will have nominative form and will be kept by ITAUCOR under registry system.

3.2. ISSUANCE – The BDRs Issuance will occur according to Annex I.

3.3. REGISTRY – ITAUCOR will keep a BDRs registry book (BDRs Registry Book) with a list with the individual BDR holders and the total quantity of BDRs on behalf of BM&FBOVESPA, fiduciary owner of the receipts, The receipts will be blockaded for deposit in the custody account of that entity.

 3.3.1. The BDR Registry Book will keep record of the total quantity of receipts, and the Issuances, Cancellation, changes due to corporate events such as deployments, groupings, withdraws bonus, and others.

 3.3.2. ITAUCOR will perform a periodic reconciliation of the BDRs registered in the BDRs Registry Book versus the total quantity of Securities deposited before the CUSTODIAN.

3.4. OWNERSHIP – The BDRs ownership will be presumed by means of the statement provided by ITAUCOR to the BDR holders, who will keep their receipts on the BDR Book, and also by means of the custody statement to be provided by BM&FBOVESPA to the BDR holders who will keep their receipts under the custody of that institution.

3.5. BDRs CANCELLATION – The BDRs Cancellation will occur according to the instructions stated on Annex I item IV.

3.6. TRADING ENVIRONMENT – BDRs electronic trading and consequent ownership changing may be allowed, since the legal and operational procedures, including the required tax collection are fulfilled.

3.7. CUSTODY – The BDRs may be kept under the BM&FBOVESPA custody. They also can be withdrawn from its custody to be registered in the CUSTOMER BDR registry book.

4. BDR HOLDERS RIGHTS

4.1. The BDRs will entitle their holders to the same rights and privileges of their corresponding financial guarantee Securities, kept under the CUSTODIAN custody.

 4.1.1. The BDR holders are not CUSTOMER shareholder.

 4.1.2. The accomplishment of the rights granted to the BDR holders is dependent on the terms and conditions stated in this agreement.

 4.1.3. The accomplishment of the rights granted to the BDR holder is limited by the restrictions imposed by the Brazil law and regulations, wherever applicable.

4.2. DIVIDENDS AND OTHER MONEY DISTRIBUTIONS – It will be granted, to the BDR holders, the right to receive dividends and other money distributions, paid abroad by the CUSTOMER.

 4.2.1. The CUSTOMER must simultaneously disclose information regarding dividends and other money distributions to the market, both in Brazil and abroad.

 4.2.2. ITAUCOR, when receiving the expected assets from abroad, must, in the same day contract currency exchange to transfer the foreign exchange into Brazil, in order to carry out the respective BDR holders’ payment.

 4.2.3. Upon the CUSTOMER or CUSTODIAN information, and after the settlement of the exchange contract, mentioned in the above sub-item, ITAUCOR must communicate BM&FBOVESPA about the payment base date, the share per BDR, the taxes, if existent, and the payment date.

 4.2.4. The dividends and other money distributions to be paid to the BDR holders, who have kept their receipts under BM&FBOVESPA custody, will be credited to BM&FBOVESPA, the fiduciary owner of the BDRs. Thus, IBM&FBOVESPA, ought to perform the profit share and other money distributions to the custody agents and other brokers, who will be responsible to carry out the credit to the BDR holders, enrolled in their registries, according to the credit option made before the referred institutions. As for the BDR holders who have kept their receipts in the registry book, the credit will be made according to the credit option stated in their registry with ITAUCOR.

 4.2.5. The money distribution will be carried out proportionally to the number of Securities represented by the BDRs. The distribution will be made in undivided Reais and cents.

 4.2.6. No interest or any compensation will be owed by the CUSTOMER due to the period between the date the profit share and other money distributions are paid abroad and the date the values are credited to the BDR holders in Brazil.

 4.2.7. Any tax amount that must be collected by ITAUCOR, according to the applicable regulations, will be retained before the value distribution to the BDR holders is carried out.

4.3. THE RIGHT OF PREFERENCE – When applicable, it will be granted to the BDR holders the ability to exercise or freely dispose the right of preference to the subscription to shares and Securities that might be issued by the CUSTOMER, or other rights to be granted to the DR holders.

 4.3.1. After having been informed about the right of preference concession, for shares and DR subscription, ITAUCOR will notify the BDR holders and the BM&FBOVESPA about the concession of this right. Then, ITAUCOR will request the BDR holder to speak up about their interest to either exercise or dispose this right.

4.3.2.

The CUSTOMER or the CUSTODIAN ought to inform ITAUCOR about the quantity of

bonds and Securities which can be subscribed, and the proportion for the exercise this right by BDR holders.

 4.3.3. The CUSTOMER or CUSTODIAN also ought to provide ITAUCOR with any additional information related to the exercising of the right of preference, such as (I) shares and DR Issuance price, which must be converted to national currency and added with the respective taxes, described on the attached price table (ii) the subscription right exercise period (iii), the cut-off date for the BDR holder to speak up before ITAUCOR, (iv), the treatment of occasional remains, and (v) other information that have been disclosed abroad.

 4.3.4. The bonds and Securities prices to be paid for the BDR holders will consist of a sum of the following items: (I) subscription price in foreign currency converted to local currency by PTAX sale tax published by Banco Central do Brasil one day before the subscription information is disclosed to the market by ITAUCOR; (ii) exchange rate variation until the payment date, summed to the Issuance tax by BDR, indicated on the price table in Annex III.

 4.3.5. For those BDR holders whose receipts are (i) under the BM&FBOVESPA custody, that entity must carry out the credit to every BDR holder as per his individualized subscription rights, by means of brokers or custody users, who will inform their investors. The investor will make their option either for the subscription or for the selling of the subscription rights in Brazil, or yet, none of them. The BDR holders, whose receipts (ii) are registered in the BDR registry book, will receive, from ITAUCOR, a subscription bulletin with which the holders will be able to utilize their rights or hand them over to another investor.

 4.3.6. The broker or custody agent will utilize the subscription rights on behalf of the BDR holders before the BM&FBOVESPA, to pay out that entity, which will then settle the operation by crediting the correspondent value amount to ITAUCOR, including those values regarding the taxes described on sub-item 4.3.4. The BDRs subscribed to ITAUCOR will be paid out in that institution.

 4.3.7. ITAUCOR will receive from those brokers, who have provided custody services, the necessary value amount, for the subscription payment, including the taxes showed in sub-item 4.3.4. ITAUCOR will then provide the currency exchange settlement for Issuance to the CUSTODIAN abroad.

 4.3.8. The CUSTODIAN will receive the value amount corresponding to the DR Issuance price in foreign currency and will be held responsible for the effective payment to the CUSTOMER. The CUSTODIAN will receive the Securities, which will be deposited in ITAUCOR name before the CUSTODIAN. This deposit will be the financial guarantee of the BDRs to be issued in Brazil.

 4.3.9. The CUSTOMER will not owe interest nor any other monetary pay due to the period between the date the shares and Securities were subscribed and the date they were delivered to the BDR holders.

4.4. Securities BONUSES AND STOCK SPLIT - In case of DR bonus or stock split, ITAUCOR will issue new BDRs, corresponding to those Securities, and will credit them to the BDR holders.

 4.4.1. The new BDRs will be credited at BM&FBOVESPA, in the respective holders’ custody account, for those who keep their receipts under BM&FBOVESPA custody. For the investors who will keep their BDRs in the BDR registry book, the new receipts will be registered by ITAUCOR, in that referred book.

 4.4.2. Only entire BDRs will be distributed. The generated fractions, insufficient to complete an entire BDR, will be summed and sold in auction at BM&FBOVESPA. The resultant value amount obtained by the auction process will be proportionally credited to each BDR holder.

 4.4.3. The CUSTOMER will not owe interest or any other financial remuneration for the period between the date the BDR fractions, insufficient to complete an entire BDR, are Issued and transferred to ITAUCOR, and the date the value amount obtained by the fractions auction process are delivered to the BDR holders.

 4.4.4. Taxes of any nature that must be collected by ITAUCOR, according to the applicable law, will be retained before the value amount obtained by the fractions auction process is delivered to the BDR holders.

 4.4.5. The CUSTOMER may choose not to carry out the additional BDRs distribution to the holders and, instead, change the proportion between the Securities and the BDRs.

4.5. REVERSE STOCK SPLIT – In case of BDRs reverse stock split occurrence, an automatic BDR Cancellation, as much as necessary, will be triggered, in order to reflect the new Securities quantity, deposited before the CUSTODIAN.

 4.5.1. For those holders who will keep their receipts under the BM&FBOVESPA custody, ITAUCOR will inform that entity, and he will debit from each holder custody account, performing the BDR automatic cancellation. For those BDR holders who will keep their receipts in the BDRs registry book, ITAUCOR will perform the debit from every BDR holder individualized account.

 4.5.2. Only entire BDRs will be cancelled. The generated fractions, insufficient to complete an entire BDR will be summed and sold in auction at BM&FBOVESPA, and the amount obtained from the auction process will be proportionally credited to each BDR holder.

 4.5.3. The CUSTOMER will not owe interests or any other financial remuneration for the period between the date the BDR fractions, insufficient to complete an entire BDR, were Issued and transferred to ITAUCOR, and the date the value amount obtained by the fractions auction process were delivered to the BDR holders

 4.5.4. Taxes of any nature that must be collected by ITAUCOR, according to the applicable law, will be retained before the distribution to the BDR holders is carried out.

 4.5.5. The CUSTOMER may choose not to carry out the BDRs necessary cancellation in order to register the reverse stock split to the holders and, instead, change the proportion between the Securities and the BDRS.

4.6. SPLIT-OFF, INCORPORATION AND MERGER – The BDR holders will be entitle to the deriving right of the split-off, incorporation and merger which may be determined by the CUSTOMER. The treatment to be adopted will depend on each event characteristics.

 4.6.1. ITAUCOR and BM&FBOVESPA will provide the registries in order to reflect the new number of BDRs kept by their holders.

4.7. THE RIGHT TO VOTE – The BDR holders will have the right to instruct ITAUCOR in order to set the vote, corresponding to the Securities deposited before the CUSTODIAN, exclusively regarding matters in which such Securities have the right to vote, according to what is stated in the CUSTOMER articles of association.

 4.7.1. General meeting called by the CUSTOMER must have its convocation addressed to ITAUCOR, in not more than 4 (four) pages previously translated into Portuguese, so that ITAUCOR can provide a mailing to the BDR holders, with the matters to be voted

 4.7.2. The letters will be addressed to the BDR holders in a period of 10 (ten) business days after completion of the above item, as per the addresses previously registered at ITAUCOR and to the respective brokers or custody agents.

4.7.3. The voting instructions must be addressed to ITAUCOR at the Rua Ururaí, 111 – Prédio II – Piso Térreo – Tatuapé – São Paulo, SP, CEP 03084-010, Attn: Unidade Dedicada de Produtos ADR/BDR.

 4.7.4. ITAUCOR upon receiving the mail with the respective voting instructions, ITAUCOR will compile the votes and forward to the CUSTODIAN, via SWIFT message email in PDF file or fax-simile.

 4.7.5. When receiving the information, the CUSTODIAN will vote or will constitute proxy to vote in the respective shareholder meeting, as per the instructions received from ITAUCOR

 4.7.6. ITAUCOR and its agents will not be held responsible for any issue if the voting instructions are not received in time, or not received at all. This means that occasionally, the BDR holders may not be able to vote and cannot recourse, if the vote is not set as requested.

 4.7.7. The CUSTOMER cannot guarantee that the BDR holders will timely take knowledge of the meeting its subject of vote, in such way to allow them to send their voting instructions to ITAUCOR on time.

 4.7.8. Should the CUSTOMER send the general meeting convocation to ITAUCOR for it to timely requests the BDR holders voting instructions, and ITAUCOR did not receive those voting instructions until the specified date, ITAUCOR will consider that there are no instructions to be complied with. In this case, no votes, corresponding to the Securities deposited before the CUSTODIAN will be carried out.

 4.7.9. Under no circumstances ITAUCOR will have the right to discretionarily carry out vote related to those Securities which role is to be the BDRs financial guarantee. If, after the fulfillment of the stated on items 4.7.1 to 4.7.5, ITAUCOR has not received the voting instructions from one or more BDR holders, regarding the Securities, ITAUCOR will not be allowed to delegate the Securities voting right to a person, designated by the CUSTOMER.

4.8. OTHER BDR HOLDERS RIGHTS – Other BDR holders rights that may affect Securities or BDRs quantity, or which may bring unforeseen consequences to this contract, will be defined in common agreement between the CUSTOMER and ITAUCOR

 4.8.1. Whenever ITAUCOR receives other distributions, different from those previously prescribed, ITAUCOR will distribute them among the BDR holders, in the same proportion of their BDRs, as far as this is stated in this agreement and in line with the applicable regulations.

 4.8.2. No rights nor privileges will be granted to the BDR holders if, in any way they are or will turn into something illegal or incompatible with the current Brazilian regulations, if their availability to the BDR holders is impracticable.

 4.8.3. The BDR holders will be responsible for any taxes or other government charges over their BDRs, or over the Securities deposited before the CUSTODIAN

 4.8.4. ITAUCOR has no obligation to get involved in court proceeding or in any other legal measures regarding to BDRs or to this agreement, on behalf of the BDR holders or on behalf of any other person.

4.9. REGISTRY CANCELLATION BEFORE CVM AND BM&FBOVESPA – The CUSTOMER may quit being a CVM registered company for BDRs negotiation and may also cancel the negotiation registry of those receipts at BM&FBOVESPA. In this case, the CUSTOMER and his controller shareholders must proceed according to the applicable law and regulations.

5. ITAUCOR DUTIES

5.1. ITAUCOR is responsible for:

(a)

 the correct BDRs ISSUANCE, according to the financial guarantee Securities, deposited before the CUSTODIAN;

 (b) adopt, in the execution of its functions and the fulfillment of its duties, the same care pattern performed when dealing with its own assets and values, observing the professional principles and standards of readiness, carefulness and skillfulness, common to the DR Issuance activity.;

 (c) actions or failure to act which will be exclusively imputable to it, and which will cause deterioration or perishing of the BDRs or the rights inherent to them.

 (d) disclose, for inspection purposes, and in its office, located at Rua Ururaí, 111 – Prédio II – Piso Térreo – Tatuapé – São Paulo, SP, any report issued or made available by the CUSTOMER; these reports will necessarily be written in Portuguese, unless otherwise required by the law.

 (e) send to the BDR holders, upon written request, copies of the above mentioned reports and communications,

 (f) simultaneously publish in Brazil, the information related to corporate events communicated by the CUSTOMER, according to the terms, on sub-item 6.1, paragraph (a), in this agreement

 5.1.1. ITAUCOR will not be held responsible for any information disclosure which is not made in Brazil, if the CUSTOMER had not previously informed ITAUCOR, according to the terms, on sub-item 6.1, paragraphs (a) and (b) in this agreement.

5.2. ITAUCOR will, upon CUSTOMER request, supply him information in his possession and also pass those disclosed by BM&FBOVESPA, among which:

 (a) list of BDR holder names, and gross value, net, collected income taxes, due to the profit share and other money distribution, when, when they occur;

 (b) total gross values, net and collected income taxes relative to profit share or other money distribution, according to the periodicity demanded by the tax regulations.

 (c) List or electromagnetic tape related to a yearly period containing the BDR holders’ names, gross and net values and collected income tax, related to profit hare and other money distribution

5.3. ITAUCOR hereby assumes the obligation to transfer to BM&FBOVESPA the assets paid by the CUSTOMER to it, either in a direct way, or by means of the CUSTODIAN, relative to the money distribution, owed to the BDR holders, registered in its custody, as well as those assets obtained with the selling of BDR fractions at BM&FBOVESPA, if this is the case.

 5.3.1. BM&FBOVESPA is responsible for passing such assets to the brokers and custody agents, which, on their turn, will carry out the BDR holders’ payment.

 5.3.2. The CUSTOMER, upon his will, may indicate to ITAUCOR and to BM&FBOVESPA, the BDR holders whose profit share, bonus or other money distribution which the CUSTOMER himself is willing to realize.

 5.3.3. Under no circumstances ITAUCOR will send profit share or other money distribution abroad.

5.4. In cases of capital increase due to CUSTOMER Securities subscription, ITAUCOR is committed to carry out the following payments: profit share, interest over the capital itself or pro rata money premium, since identically invested as every kind or class of the Issued BDRs.

 5.4.1. ITAUCOR will not assume, under any circumstance, debts relative to profit share bonus, or other money distribution, and will not lend nor anticipate assets to the CUSTOMER .

 5.4.2. If in the established date for the receiving of assets, in local currency coming from currency exchange operation contract closure, to perform the above mentioned distribution, if there is no available cash in the CUSTOMER account to contract money exchange, ITAUCOR will inform BM&FBOVESPA about the fact and will not transfer any value on that day, and the CUSTOMER will alone and totally assume the losses.

5.5. ITAUCOR will also be responsible, during the validity of this agreement, to keep all necessary government authorization updated in order be able to provide all services fulfillment.

5.6. ITAUCOR hereby assumes the obligation to provide CVM with whichever information regarding to the approved BDRs Program and Securities Issuances, at any requested time and upon the established deadline.

6. CUSTOMER DUTIES

6.1. The CUSTOMER is responsible for:

(a)

Communication to ITAUCOR, of any corporate event abroad, in the date it is called out;

(b)

Simultaneously publishing in Brazil the information disclosed abroad,

(c)

Not to carry out publications making reference to ITAUCOR or to the services established in this agreement, without previous ITAUCOR acknowledgement, unless those publications determined by LSA and the Securities on which public bids. These publications must bring information about the BDR Issuances and registry service provision.

(d)

Not exercise nor concede empowerment to third party, in order to perform any action related to the contracted service.;

(e)

Transferring assets from profit share distribution, bonuses and other money distributions, to the CUSTODIAN, in line with the conditions established in this agreement.

(f)

Inform all market about this contract content, including BDR holders and intermediates, such as brokers and custody agents, specifically regarding procedures and duties to be followed;

(g)

Inform the market, the brokers and custody agents about relevant facts related to the CUSTOMER and corporate events deliberated abroad, and

(h)

Keep ITAUCOR unharmed, in case the statements on the above paragraphs (a) and (b) are not complied.

7. REMUNERATION

7.1. ITAUCOR will earn the remuneration indicated on Annex III, according to the established on that document.

8. CONFIDENTIALITY

8.1. The parties, their directors, stakeholders and representatives, will, in all circumstances, keep secrecy about every information made available to them, regarding the execution of this agreement.

8.2. For the purposes of this agreement, all documents, general information, either commercial or operational, evaluations, analysis, interpretations or any other data which have not been legally disclosed and without violation of this agreement are designated either in group or in isolate form as confidential information, concerning to the parties, their customers and people or entities with whom relationship is set.

8.3.The following information is not considered confidential:

 (a) those which are or become of public domain, without the interference of any part; or

 (b) those already known by any of the parties or by their representatives, before the beginning of the negotiations that led to this agreement.

8.4. The parties will only be allowed to disclose confidential information to a third party when a written authorization is provided by the information owner.

8.5. Should any part be obliged to disclose any confidential information, by determination of a public authority, or by force of the law, the following procedure will be in place:

(a)

The owner of the confidential information will be immediately informed by the part about the public authority, or judge demand, unless the information forbids this; and

(b)

The part will provide the owner of the confidential information, with all necessary information and back-up, so that he will, upon his desire, defend himself against the disclosure of any confidential information.

8.6. The use of confidential information is forbidden for any purpose, other than:

(a)

The normal fulfillment of this agreement; or

(b)

The care of registries and files obtained by the regulations.

8.7. Violation of secrecy duty, including those performed by their stakeholders, directors and representatives, in all circumstances, results in an agreement infraction; besides, it obliges the guilty part to pay indemnity for the damage caused to the owner of the confidential information.

8.8. Independently of any indemnity payment, the parties, their directors, stakeholders and representatives still are, in all circumstances, obliged to keep, whenever applicable, the commitment to the secrecy duty, as stated in this agreement.

8.9. Should this agreement, for any reason, be dissolved, the parts will still be obliged to keep the secrecy duty, by themselves, and by their directors, stakeholders and representatives, in all circumstances and even after the ending of this agreement, under the risk to be held responsible for the resultant damage restitution .

9. CESSION

9.1. The cession of rights and transfer of the obligations resultant of this agreement, without previous consent from the other part is forbidden, except if ITAUCOR concedes them either totally or partially, to a linked company. In this case, the CUSTOMER must be informed 30 (thirty) days ahead.

10. VALIDITY AND RESCISSION

10.1. The validity period of agreement is undetermined, and it can be recessed, without any penalty for either part, if made in written, 60 (sixty) days ahead.

10.2. The recessed part, upon his will, may release the other part from advance notice period.

11. RESOLUTION

11.1. UNILATERAL RESOLUTION DUE TO AGREEMENT INFRACTION – This agreement may be resolved by any of the parts if the other one fails to comply with a duty hereby established and if in 5 (five) days after having received a written notification, takes none of the actions below:

(a)

To cease or fix the perpetrated infraction, notwithstanding the remaining indemnity obligation due to the confirmed caused damage; or

(b)

To restitute the harmed part for the confirmed caused damages when it will not be anymore possible to fulfill the obligation or if its fulfillment no more satisfies the harmed part interests.

11.2. UNILATERAL RESOLUTION BY ITAUCOR – ITAUCOR may unilaterally resolve this agreement if:

(a)

The CUSTOMER demands from ITAUCOR the practice of illegal or doubtful nature operations, before current financial and capital markets or before these markets custom and usage; and

(b)

The CUSTOMER has its bankruptcy declared or has his request for composition with his creditors, either judicial or not, accepted.

11.3. UNILATERAL RESOLUTION BY THE CUSTOMER – The CUSTOMER may unilaterally resolve the agreement if ITAUCOR:

(a)

Has its bankruptcy declared; or

(b)

Is submitted to extrajudicial intervention; or

(c)

Is submitted to judicial or extra-judicial termination or dissolution.

12. DUTIES RELATED TO THE AGREEMENT RESOLUTION

12.1. Should, for any reason, occur the dissolution of this agreement, ITAUCOR must communicate this fact to the BDR holders, in written letter addressed to the respective brokers or custody agent addresses, at least 30 (thirty) days ahead the agreement termination date

12.2. In any case of dissolution of this agreement, in order to avoid occasional loss to the CUSTOMERS, ITAUCOR will continue responsible for keeping the registry of the BDR Registry Book and other correlated services, for the period of 10 (ten) days after the agreement termination.

 12.2.1. During the above mentioned period, the BDRs registries and provision of services will be realized only if requested or indicated until the date of this contract dissolution, after this date, the BDR Registry Book will be ended.

12.3 ITAUCOR is committed to provide the CUSTOMER or financial institution by him designated, with all information and documents in his possession, due to the services established in this agreement.

12.4. If a new depositary is nominated before the ending of this agreement or during the period stated on the above sub-item 12.2, the CUSTOMER must notify ITAUCOR. Immediately after the acknowledgement of this notification, ITAUCOR will be committed :

(a)

to transfer, to the new depository, the BDR holders registries and all rights and prerogatives detained by ITAUCOR, due to its depository institution position;

 (b) to immediately provide the CUSTOMER and the new depository with all information and documents which may possess, due to the provided services.

(b)

to facilitate the transfer, to the new depositary, of the BDRs, registries and other information related to the CUSTOMER or to the new depository, even offering its specialized personnel to conduct the transfer; and

 (d) to provide the services hereby stated until the effective transfer to the new depository.

13. AGREEMENT MODIFICATIONS

13.1. This agreement as well as the rights assigned to the BDR holders may be modified without the BDR holders consent.

 13.1.1. Any relevant modification will be communicated by ITAUCOR to the BDR holders by means of a written notification. This notification will be addressed to all BDR holders’ addresses, as registered in the BDR registry book, and respective brokers and custody agents.

 13.1.2. Should the modification (i) include or increase tax or charges (unless those related to government taxes or charges or registry fees, or cost due to cable transmission, SWIFT, or email, or fax-simile, or mail expenses or any other similar expenses) (ii) harm an important BDR holder right, such modification will only be effective 30 (thirty) days after the notification had been sent.

13.2. When the modification becomes effective, the BDR holders, by keeping the receipts ownership (i) agree with the modification and engage with the new agreement terms, (ii) accept the BDR holder rights modification.

14. RESTITUTION FOR DAMAGE

14.1. The parties are committed to respond for restitution due to damages caused to one another, or to a third party, when those damages are related to the services hereby contracted. The damages include image damage due to violation of professional secret and confidentiality.

14.2. The expenses and losses resultant of legal condemnation, fine, interests and other penalties imposed by the law, regulations or inspection authority in administrative or judicial legal actions, as well as counselor fees due to the respective defenses, are included in the damages definition.

14.3. The guilty party will receive a notification about the damage with the respective receipts and demonstratives of the damage value, caused to the other part, including those relative to counselor fees and legal costs, which will be updated according to the IGPM/FGV variation, or if not available, according to the IGP-DI/FGV. If both indexes are not available, the value updating will be set according to IPC/FIPE, since the date of the effective payment until the reimbursement date, added with 12% (twelve percent) per year delay interest and 2% (two percent) fine.

15. GENERAL DISPOSITION

15.1. The CUSTOMER may, upon previous date, place and time scheduling, at his own expenses, by himself or by means of a contract audit, inspect the execution of services established in this agreement, and the registries upon the BDRS Registry Book.

15.2. The inspection of the services will follow the bank secrecy and confidentiality terms established by the regulations and by this agreement.

15.3. In case of BDR holders entitled to government tax immunity or exemption, confirmation documents of those situations must be presented by the CUSTOMER. In case of agreement dissolution, those documents will be given back to the CUSTOMER, upon receipt registry, for the necessary measures and care, for the legal period.

15.4. THE CUSTOMER concedes special authority to ITAUCOR for, on his behalf, perform all necessary actions for the execution of the services established in this agreement.

15.5. Neither the CUSTOMER nor ITAUCOR will be held responsible for any BDR holders’ action or omission regarding the referred holder obligations set by the Brazilian law or regulations related to foreign investments in Brazil, regarding withdrawing and selling of Securities deposited before the CUSTODIAN. The irregular actions or omissions include, but are not limited to any fail in complying with an investment registry requisite, demanded by any applicable Brazilian rule, or any fail in reporting foreign currency transaction to Banco Central do Brasil, whichever the case.

 15.5.1. Each BDR holder will be responsible for the declaration of any false information, to ITAUCOR, or to CVM, or to the Banco Central do Brasil, regarding foreign currency transaction, involving deposits and withdraws of Securities deposited before the CUSTODIAN

16. TOLERANCE

16.1. The tolerance of one of the parts regarding the unfulfilling of any obligation from the other part, does not mean the renunciation of the right to demand the fulfillment of the obligation, nor pardon, nor modification of what was hereby established.

17. JURISDICTION COURTHOUSE

17.1. The parts choose the Comarca da Capital de São Paulo Courthouse

 This contract is signed-off in 3 (three) copies.

Buenos Aires and Sao Paulo, September 20, 2011

____________________________________________________

ITAÚ CORRETORA DE VALORES S.A.

____________________________________________________

CUSTOMER

Declaration
We have previously read this agreement and we have no doubts about any of its statements.
CUSTOMER

Witnesses:

1) _________________________

 Name:

 ID :

2) _________________________

 Name:

 ID :